Exhibit 99.2

D.T.E. 05-85	December 30, 2005

Petition of Boston Edison Company, Cambridge Electric Light Company, Commonwealth Electric Company and NSTAR Gas Company, pursuant to General Laws Chapter 164, § 94, and 220 C.M.R. §§ 5.00 et seq. for approval of a rate settlement effective January 1, 2006.

APPEARANCES:	Robert J. Keegan, Esq.
Robert N. Werlin, Esq.
Keegan Werlin LLP
265 Franklin Street
Boston, Massachusetts 02110-3113
	FOR:	BOSTON EDISON COMPANY, CAMBRIDGE
ELECTRIC LIGHT COMPANY, COMMONWEALTH
ELECTRIC COMPANY AND NSTAR GAS COMPANY Petitioners

Joseph Rogers, Esq.
Assistant Attorney General
Office of the Attorney General
One Ashburton Place
Boston, Massachusetts 02108
	FOR:	THOMAS F. REILLY, ATTORNEY GENERAL
Signatory

Jerrold Oppenheim, Esq.
57 Middle Street
Gloucester, Massachusetts 01930
	FOR:	LOW-INCOME ENERGY AFFORDABILITY
NETWORK
Signatory

D.T.E. 05-85	Page ii

Robert Ruddock, Esq.
222 Berkely Street
P.O. Box 763
Boston, Massachusetts 02117-0763
FOR:	ASSOCIATED INDUSTRIES OF MASSACHUSETTS
Signatory

Mark Sweeney
Assistant Corporation Counsel
City Hall, Room 615
Boston, Massachusetts 02201
FOR:	CITY OF BOSTON
Intervenor

Jonathan S. Klavens, Esq.
Bernstein, Cushner & Kimmell, P.C.
585 Boylston Street, Suite 400
Boston, Massachusetts 02116
FOR:	CAPE LIGHT COMPACT
Intervenor

Robert Shapiro, Esq.
Rubin and Rudman LLP
50 Rowes Wharf
Boston, Massachusetts 02110
FOR:	CONSTELLATION ENERGY COMMODITIES GROUP, INC.
Intervenor

Paul Gromer, Esq.
Paul Gromer, LLC
151 Merrimac St., Suite 660
Boston, Massachusetts 02114
FOR:	CONSTELLATION NEWENERGY, INC.
Intervenor

Rachel Graham Evans, Esq.
100 Cambridge Street
Boston, Massachusetts 02114
FOR:	DEPARTMENT OF ENERGY RESOURCES
Intervenor

D.T.E. 05-85	Page iii

Christopher H. Kallaher, Esq.
Robinson & Cole LLP
One Boston Place
Boston, Massachusetts 02108-4404
FOR:	DIRECT ENERGY SERVICES, LLC
Intervenor

Christopher H. Kallaher, Esq.
Robinson & Cole LLP
One Boston Place
Boston, Massachusetts 02108-4404
FOR:	DOMINION RETAIL, INC.
Intervenor

Richard W. Benka, Esq.
Foley Hoag LLP
World Trade Center West
155 Seaport Boulevard
Boston, Massachusetts 02110-2600
FOR:	THE ENERGY CONSORTIUM
Limited Participant

John A. DeTore, Esq.
Rubin and Rudman LLP
50 Rowes Wharf
Boston, Massachusetts 02110
FOR:	PRESIDENT AND FELLOWS OF HARVARD COLLEGE
Intervenor

Eric J. Krathwohl, Esq.
Rich May, a Professional Corporation
176 Federal Street
Boston, Massachusetts 02110-2223
FOR:	ISO-NEW ENGLAND INC.
Intervenor

D.T.E. 05-85	Page iv

Amy G. Rabinowitz
Assistant General Counsel
National Grid
25 Research Drive
Westboro, Massachusetts 01582
FOR:	MASSACHUSETTS ELECTRIC COMPANY D/B/A NATIONAL GRID
Intervenor

Donna C. Sharkey, Esq.
Rubin and Rudman LLP
50 Rowes Wharf
Boston, Massachusetts 02110
FOR:	MASSACHUSETTS INSTITUTE OF TECHNOLOGY
Intervenor

D.T.E. 05-85	Page v

TABLE OF CONTENTS

I.	INTRODUCTION	Page 1

II.	THE SETTLEMENT	Page 3

III.	STANDARD OF REVIEW	Page 15

IV.	POSITION OF THE COMMENTERS	Page 16

	A. Settling Parties	Page 16

	B. Conservation Law Foundation	Page 17

	C. Cape Light Compact	Page 17

	D. Constellation Energy Commodities Group, Inc.	Page 19

	E. The Energy Consortium	Page 19

	F. President and Fellows of Harvard College and the Massachusetts Institute of Technology	Page 20

	G. ISO-New England Inc.	Page 22

	H. National Energy Marketers Association	Page 22

V.	ANALYSIS AND FINDINGS	Page 28

VI.	ORDER	Page 33

D.T.E. 05-85	Page 1

ORDER ON OFFER OF SETTLEMENT

I.	INTRODUCTION

On December 6, 2005, Boston Edison Company (“BECo”), Cambridge Electric Light Company (“Cambridge”), Commonwealth Electric Company (“Commonwealth”) (together, “NSTAR Electric”) and NSTAR Gas Company (“NSTAR Gas,” collectively with NSTAR Electric, the “Companies”) filed for approval pursuant to G.L. c. 164, § 94, and 220 C.M.R. §§ 5.00 et seq. a rate settlement agreement (“Settlement”) entered into with the Attorney General of the Commonwealth of Massachusetts (“Attorney General”), the Low-Income Energy Affordability Network (“LEAN”) and the Associated Industries of Massachusetts (collectively with the Companies, the “Settling Parties”). Specifically, the Companies filed: (1) a Joint Motion for Approval of Settlement (“Joint Motion”);1 and (2) the Settlement that purports to resolve a proposed base rate case and certain ancillary matters. In addition, the Companies included in their filings illustrative tariffs, testimony and schedules intended to support a base rate increase of $89.3 million.

Eleven entities filed petitions to intervene, all of which were allowed by ruling of the hearing officer dated December 27, 2005.2 The Energy Consortium (“TEC”) filed a

[1]	The Joint Motion requests that the Department enter into evidence 122 exhibits of the Companies as set forth on Appendix A attached thereto (Joint Motion at 1; App. A). On December 20, 2005, the Companies provided affidavits (“Affidavits”) in which the affiants adopt their direct testimony and/or authenticate the exhibits which they sponsor as true and accurate, under the pains and penalties of perjury. Accordingly, the Department grants the Companies’ request to admit their exhibits into the record.

[2]	They are the City of Boston, the Cape Light Compact, Constellation Energy

(continued…)

D.T.E. 05-85	Page 2

conditional petition to intervene and was granted limited participant status by the hearing officer’s ruling. Two additional entities filed comments, along with four of the twelve parties seeking intervention.3 On December 22, 2005, the Companies filed reply comments. On December 29, 2005, pursuant to notice duly issued, the Department conducted public hearings in Boston, Cambridge, Yarmouth and Worcester. Written comments were submitted at the hearings and elected officials and members of the public made statements. The evidentiary record consists of 179 exhibits.4

[2]	(…continued)
Commodities Group, Inc. (“Constellation Energy”), Constellation NewEnergy, Inc., the Department of Energy Resources, Direct Energy Services, LLC, Dominion Retail, Inc., President and Fellows of Harvard College (“Harvard”), ISO-New England Inc. (“ISO-NE”), the Massachusetts Institute of Technology (“MIT”), and the Massachusetts Electric Company d/b/a National Grid.

[3]	Comments were filed by the National Energy Marketers Association and the Conservation Law Foundation (“CLF”) as well as would-be intervenors, Constellation Energy, TEC, Harvard and MIT.

[4]	On its own motion, the Department admits into evidence the Companies’ responses to 57 Department information requests (DTE-1-1 through DTE-1-7; DTE-2-1 through DTE-2-9; DTE-3-1 through DTE-3-38; and DTE-4-1 through DTE-4-3). The Affidavits also include attestations of those witnesses responsible for providing responses to information requests in which they adopt the response and/or authenticate any related exhibits as true and accurate. Copies of all these documents have been provided in timely manner to the Settling Parties, who, having thus had opportunity to review them, lodged no objection with the Department concerning their completeness or accuracy. All of these documents have been available for public inspection at the Department’s offices from the time of their filing.

D.T.E. 05-85	Page 3

II.	THE SETTLEMENT

The Settlement proposes an Alternative Rate Stabilization Plan, which is intended to ensure that rates will change only according to the Settlement for seven years (Settlement at § 2.1). The Settlement provides for a decrease on January 1, 2006, in NSTAR Electric’s transition charges of 0.0907 cents per kilowatthour (“KWH”), which is approximately $20 million less than would otherwise have been collected in 2006 (Settlement at § 2.2). The Settlement also provides for an increase in NSTAR Electric’s distribution prices of 0.143 cents per KWH on May 1, 2006, which is equivalent to allowing a $30 million distribution rate increase for NSTAR Electric (Settlement at § 2.3).5 This increase would be offset in whole by a reduction on May 1, 2006, in NSTAR Electric’s transition charges of 0.143 cents per KWH (Settlement at § 2.4). The reduction in transition charges would be deferred with carrying charges at 10.88 percent per year for future recovery from ratepayers (Settlement at § 2.29). The Settlement states that these rate changes shall be accomplished, to the maximum extent possible, on a uniform per KWH basis (Settlement at § 2.25).

The Settlement also proposes to adjust NSTAR Gas’s cost of gas adjustment (“CGA”) clause to defer recovery of approximately $18.5 million effective January 1, 2006 (Settlement at § 2.14). NSTAR Gas would be allowed to recover this deferral, with interest at the prime rate6 at the time of recovery, over a 12-month period beginning no earlier than the

[5]	The Settlement specifies that NSTAR Gas would not have a distribution base rate increase at this time (Settlement at § 2.13).

[6]	The prime rate for Bank of America is currently 7.25 percent.

D.T.E. 05-85	Page 4

implementation of 2006 summer rates to be filed for effect on May 1, 2006 (id.; Exh. DTE-1-1). The Settlement provides that if NSTAR Gas files for approval of a performance-based ratemaking (“PBR”) plan on or before July 1, 2007, the existing distribution rates shall be the “cast-off” rates for the plan and NSTAR Gas shall file for approval the same type of PBR plan as the Department approved in Boston Gas Company, D.T.E. 03-40 (2003) (Settlement at § 2.15).

The Settlement proposes to transfer the collection of $35.4 million of revenues associated with wholesale customer contracts from the transition charge to the base distribution rates effective May 1, 2006 (Exhs. NSTAR-2 (Settlement) at 3, line 17; NSTAR-4 (Settlement); DTE-3-5).

The Settlement provides that, effective January 1, 2007, NSTAR Electric shall implement a performance-based rate “Simplified Incentive Plan” (“SIP”) (Settlement at § 2.6). Under the SIP, NSTAR Electric will be allowed to adjust its distribution prices in the aggregate through the following formula: GDP-PI less Offset (Settlement at § 2.6). The GDP-PI will be equal to the four most recent quarterly measures of the GDP-PI, as of the second quarter of the year (id.). The Offset component, which is intended to approximate a combined productivity factor and “stretch” factor, will vary by year, as follows:

2007	0.50 percent
2008	0.55 percent
2009	0.60 percent
2010	0.65 percent
2011	0.70 percent
2012	0.75 percent

D.T.E. 05-85	Page 5

(id.). The increase in the aggregate distribution price will be offset by an inter-rate stabilization adjustment (“ISA”), which the Settling Parties identify as an equal and opposite decrease in transition charge prices through the year 2012 (id.).

The Settlement also provides for an earnings sharing mechanism, such that if NSTAR Electric’s aggregate return on equity (“ROE”) for distribution service (excluding any incentive payments and penalties under the service quality plan) exceeds 12.5 percent, ratepayers and NSTAR Electric will share the excess ROE on a 50:50 basis (Settlement at § 2.6.4). Conversely, if NSTAR Electric’s aggregate ROE for distribution service (excluding any incentive payments and penalties under the service quality plan) falls below 8.5 percent, ratepayers and NSTAR Electric will share equally in the deficiency (id.). Distribution rate adjustments resulting from this earnings sharing component will be implemented in the succeeding year, and the effect of this earnings sharing adjustment will be excluded from consideration in calculating NSTAR Electric’s earnings sharing component in the subsequent year (id.). Any earnings sharing adjustment is subject to investigation and a full adjudicatory hearing by the Department (id.).

NSTAR Electric’s distribution rates will be subject to adjustment for the same exogenous factors as approved by the Department in D.T.E. 03-40 (as applicable to an electric distribution company), with an initial threshold of $1,800,000 for 2007 (Settlement at § 2.6.5). The exogenous threshold is not apportioned among the three distribution companies, but rather is considered appropriate to apply on a combined basis because NSTAR Electric considers

D.T.E. 05-85	Page 6

itself operationally integrated and reasons that any such costs would affect all three electric distribution affiliates (Exh. DTE-3-12).

Pursuant to the Settlement, beginning January 1, 2007 and annually thereafter through January 1, 2012, NSTAR Electric will implement its ISA such that any distribution rate change under the Settlement will result in a corresponding reduction to the transition charges currently in effect so long as one of the following conditions does not exist (Settlement at § 2.8). One, the projected transition cost deferral balance exceeds $250 million or, two, the transition charges for NSTAR Electric’s BECo and Commonwealth service territories fall below the securitized reimbursable transition charge determined in those companies’ securitization cases in D.T.E. 98-118 and D.T.E. 04-70 (id.).

In addition to the earnings sharing mechanism described above, the Settlement provides that, if during the period from January 1, 2006, through December 31, 2012, the aggregate ROE of NSTAR Electric for distribution service (excluding any incentive payments and penalties under the service quality plan) exceeds 13.5 percent, the Department may either on petition of the Attorney General or on its own motion open a general investigation of NSTAR Electric’s rates under G.L. c. 164, § 93 (Settlement at § 2.10). Conversely, if during that same period NSTAR Electric’s aggregate ROE for distribution service (excluding any incentive payments and penalties under the service quality plan) falls below 7.5 percent, NSTAR Electric may file a request for a general rate increase under G.L. c. 164, § 94 (id.).

NSTAR Electric agrees, for purposes of determining the allowance for funds used during construction, that the ROE will be equal to 10.5 percent (Settlement at § 2.6.3).

D.T.E. 05-85	Page 7

The Settlement provides that a single corporate entity, to be known as NSTAR Electric, will be established through the merger of Cambridge, Commonwealth, and Canal Electric Company7 into BECo effective January 2, 2007 (Settlement at § 2.16). The Settlement acknowledges that such a merger requires separate Department approvals under G.L. c. 164, §§ 14, 21, and 96, as well as approval by the Federal Energy Regulatory Commission (“FERC”) (id.). NSTAR Electric will maintain separate distribution rates and transition charges for BECo, Cambridge, and Commonwealth until January 1, 2010 (Settlement at § 2.17).

Upon completion of the merger, the Settlement provides that BECo’s transmission tariff formula would apply to Cambridge and Commonwealth (Settlement at § 2.18). All of Cambridge’s 13.8 kilovolt (“kV”) facilities currently classified as transmission facilities for rate recovery would be reclassified as distribution facilities after BECo, Cambridge and Commonwealth merge into a single corporate entity (id.). The distribution rates for the reclassified facilities cost recovery would be established through a separate proceeding (id.). This reclassification of Cambridge’s 13.8 kV facilities would be subject to Department approval as part of the NSTAR Electric merger proceeding (id.).

The Settlement provides that, in view of the proposed merger, NSTAR Electric may increase BECo’s storm fund from $8 million to $13.5 million (Settlement at § 2.20). BECo’s storm fund was established as part of the restructuring settlement in D.P.U./D.T.E. 96-23 and

[7]	Canal Electric Company is a wholesale electric subsidiary within the NSTAR holding company system.

D.T.E. 05-85	Page 8

is funded by using proceeds from the sale of Clean Air Act Emission Allowances to pay the incremental costs associated with a major storm (Settlement at § 2.19). The Settlement allows NSTAR Electric to replenish the funds up to $4.5 million per year (Settlement at § 2.20).

The Settlement provides that NSTAR Electric will maintain separate tariffs for the service territories of what are now BECo, Cambridge, and Commonwealth at least until December 31, 2010 (Settlement at § 2.11). However, beginning with NSTAR Electric’s annual filing for distribution rates to become effective January 1, 2008, NSTAR Electric may file, subject to Department review and approval, tariffs designed to make the tariff definitions, rate eligibility, and terms for customer service uniform for customers of the former BECo, Cambridge, and Commonwealth service territories (id.). NSTAR Electric agrees to consult with the Attorney General prior to making any filing with the Department, but any resulting filing does not require prior approval of the Attorney General (id.).

The Settlement provides that, beginning with NSTAR Electric’s annual filing for distribution rates to become effective January 1, 2010, NSTAR Electric may file, subject to Department review and approval, tariffs designed to achieve a gradual consolidation of distribution rates (Settlement at § 2.12). NSTAR Electric agrees to consult with the Attorney General prior to making any filing with the Department, but any resulting filing does not require prior approval of the Attorney General (id.).

Under the Settlement, NSTAR Electric agrees to maintain the depreciation rates in effect during the period July 1, 2004 through June 30, 2005 until the time of the merger of BECo, Cambridge, and Commonwealth, which is discussed further below (Settlement at

D.T.E. 05-85	Page 9

§ 2.6.2). After the merger, NSTAR Electric may establish new depreciation rates that are expense-neutral at the functional group level, subject to Department approval in a compliance filing with supporting documentation (id.).

The Settlement requires NSTAR Electric to design a laddered approach for the procurement of basic/default service supply for residential customers to take effect July 1, 2006, such that: (1) 50 percent of supply will be procured under one-year contracts; (2) 25 percent of supply will be procured under two-year contracts; and (3) 25 percent of supply will be procured under three-year contracts (Settlement at § 2.21). NSTAR Electric will work with the Attorney General and LEAN to develop a staggered schedule to implement this provision, including a method for further review and modification to potentially include longer-term contracts (id.). The Settlement states that the laddered approach aims to reduce price volatility for small customers (id.).

The Settlement requires NSTAR Gas to develop and file with the Department a fixed-price option for residential and small commercial default service customers for implementation no sooner than November 2006 (Settlement at § 2.22). In developing the design of the proposal, NSTAR Gas will work cooperatively with the Attorney General and LEAN, including a method for further review of natural gas procurements and possible use of longer term contracts (id.). In the meantime, NSTAR Gas will continue to implement the natural gas procurement program approved by the Department in D.T.E. 04-63 (id.).

The Settlement provides for the creation of a new arrearage forgiveness program (“AFP”) designed to assist low-income customers through energy efficiency services, budget

D.T.E. 05-85	Page 10

counseling, and negotiated payment plans (Settlement at § 2.24). A pilot program will commence with 350 customers by January 1, 2006, and will be expanded to remaining eligible customers in two phases taking effect May 1, 2006 and September 1, 2006 (Exhs. NSTAR-23 (Settlement); DTE-3-1). According to the Settlement, “reasonable costs” associated with the program in excess of the “benefits” will be deferred with carrying costs, reconciled and recovered annually through the Residential Assistance Adjustment Factor (“RAAF”) recently approved by the Department in D.T.E. 01-106-C/05-55/05-56 (Settlement at § 2.24).

The Settlement commits NSTAR Electric to spend not less than $10 million for capital projects in 2006 related to its: (1) stray-voltage inspection-survey and remediation program; (2) double pole inspection, replacement/restoration and transfer program; and (3) manhole inspection, repair and upgrade program (Settlement at § 2.25). NSTAR Electric is to provide the Attorney General and the Department with a detailed Capital Projects Scheduling List (“CPSL”) by February 1, 2006 (id.). The CPSL is to include only capital additions and incremental operating and maintenance expenses for the stray-voltage, double pole and manhole safety programs (id.). The Settlement provides that the revenue requirement associated with the increase in capital investment that is incremental to the test year expenditures for CPSL projects (depreciation, return, taxes, and operating/maintenance expense), to the extent that such additions are deemed to be prudently incurred, shall be recovered through the SIP as an exogenous factor (id.).8

[8]	The $1.8 million exogenous cost threshold is not applicable to incremental costs recovered under the CPSL (Settlement at § 2.25; Exh. DTE-3-36).

D.T.E. 05-85	Page 11

The Settlement provides that NSTAR Electric and NSTAR Gas will send customers an annual bill stuffer “report card” relating to their service quality performance for the previous year (Settlement at § 2.26). The format of this “report card” will be determined through consultation with the Companies and the Attorney General with the intent of minimizing additional expenses connected with their distribution, including postage expense (id.).

The Settlement provides that within 90 days of its approval NSTAR Electric is to engage a third party acceptable to the Attorney General to conduct an audit of NSTAR Electric’s annual reporting of system average interruption duration index (“SAIDI”) and system average interruption frequency index (“SAIFI”) (Settlement at § 2.27). NSTAR Electric will also establish updated performance benchmarks for SAIDI and SAIFI for its three electric distribution systems for the 2006 performance year and beyond, based on the most recent ten years of historic data (1996 through 2005) (id.).9

The Settlement provides that NSTAR Electric shall establish a performance benchmark for poor performing circuits (Settlement at § 2.28). Under this performance standard, NSTAR Electric shall be subject to a penalty of $100,000 for each circuit deemed to be poorly performing, up to a maximum penalty of $500,000 per year (id.).10 For those years where

[9]	According to the Settlement, Cambridge does not have monthly SAIDI and SAIFI data available for ten of the months during the period from 1995 through 2005 (Settlement at § 2.27). As part of the audit, the auditor shall assist in the establishment of proxy data for these months (id.).

[10]	The Settlement provides that, with Department approval, NSTAR Electric may replace a circuit designated as “poorly performing” with another under-performing circuit if the replaced circuit’s performance is driven by factors outside of NSTAR Electric’s

(continued…)

D.T.E. 05-85	Page 12

there are no poorly performing circuits under this criterion, NSTAR Electric will be entitled to a $500,000 incentive payment (id.). NSTAR Electric agrees to consult with the Attorney General before proposing a means of collecting or paying any incentives or penalties to the Department (id.).

The Settlement provides for NSTAR Electric and NSTAR Gas to set their performance benchmark at 80 percent for all telephone calls answered within 30 seconds, including all abandoned calls, as of January 1, 2006 (Settlement at § 2.29). The Settlement also provides that NSTAR Electric will design its stray voltage inspection program so that visual damage inspections and voltage-indication testing will be done on all above-grade electric infrastructures owned and/or maintained by NSTAR Electric, and supplied by NSTAR Electric’s underground distribution system (Settlement at § 2.30). Inspections will be performed on a rolling three-year basis, with the exception of susceptible areas within the Cities of Boston and Cambridge, where inspections will be performed annually (id.).

The Settlement states that NSTAR Gas shall submit a service quality measure based on separate leaks per mile metrics for bare-steel mains and unprotected, coated-steel mains on or before July 1, 2006 (Settlement at § 2.31). NSTAR Gas will consult with the Attorney General to develop a mutually agreeable measure at least sixty (60) days prior to filing (id.). The Settlement asserts that the performance program will establish a system of penalties and

[10]	(…continued)
control, or if the circuit serves a small number of customers (Settlement at § 2.28). For each circuit so replaced, NSTAR Electric’s incentive payment will be reduced by $100,000 (id.).

D.T.E. 05-85	Page 13

incentives to be calculated around the historical statistical average for this measure and historical standard deviations for NSTAR Gas (id.). The maximum penalty and incentive for this measure will be $500,000 per year (id.).

The Settlement provides that NSTAR Electric will continue to pursue its efforts through litigation at FERC and elsewhere to mitigate electric market inefficiency costs (Settlement at § 2.32). The costs of such litigation shall be shared on the basis of 75 percent for customers and 25 percent for NSTAR Electric (Settlement at § 2.32). Customer benefits resulting from NSTAR Electric’s efforts pursuant to §§ 2.32 through 2.34 of the Settlement shall be shared on the basis of 75 percent to customers and 25 percent to NSTAR Electric (Settlement at § 2.35). However, NSTAR Electric’s share of such benefits will be amortized and recovered over three years and will not exceed the maximum potential service quality penalty that could be imposed under G.L. c. 164 § 1E(c) in any given year (id.). Any proposals to collect from or pay to customers incentives or penalties referenced in §§ 2.28 and 2.31 through 2.35 of the Settlement are subject to Department approval (Settlement at § 2.36).

The Settlement provides that NSTAR Electric and the Attorney General will work together to develop a program to identify the causes for the difference between actual electric market dispatch in New England and unconstrained marginal cost dispatch (Settlement at § 2.33). The program will be a dispatch model or other market-simulation analytical tool (Exh. DTE-2-2(a)). The Settlement permits NSTAR Electric to recover reasonable costs related to this program, and the Settling Parties agree to work to develop incentive mechanisms to reduce this difference while retaining reliable electric supplies (Settlement at § 2.33).

D.T.E. 05-85	Page 14

The Settlement also provides that NSTAR Electric and the Attorney General shall work together to minimize unnecessary “reliability must run” (“RMR”) costs, and develop an incentive mechanism to limit the effect of these costs on ratepayers (Settlement at § 2.34).

The Settlement provides that, if either NSTAR Electric, NSTAR Gas, or their holding company NSTAR, in whole or in part, (1) merges or consolidates with another entity (including the formation of a trust, association, partnership or society), (2) divests its public service obligation, (3) purchases or is sold to a third party during the term of the Settlement, NSTAR must notify the Attorney General of such an event (Settlement at § 2.7). Within thirty (30) days after such notice, the Attorney General and/or NSTAR may exercise an option to terminate the Settlement effective upon the date of such merger, divestiture, consolidation, purchase, or sale (id.).11 This termination would apply to NSTAR and all of its regulated companies, or, if the aforementioned business combination affected only certain NSTAR affiliates, the termination would apply to those affected affiliates (id.). The exercise of this provision would have no effect on NSTAR Electric’s right to collect transition costs, including those that had been deferred (id.). Additionally, the termination of the Settlement would allow NSTAR Electric to seek rate relief under G.L. c. 164, § 94 (id.).

In addition, the Settlement states that it: (1) shall not constitute an admission by any party that any allegation or contention in this proceeding is true or false; and (2) shall not in any respect constitute a determination by the Department as to the merits of any issue raised

[11]	According to the Settlement, this provision would not apply to the consolidation of NSTAR Electric’s electric distribution operations (Settlement at § 2.7 n.1).

D.T.E. 05-85	Page 15

during the proceedings, except as specified in the Settlement (Settlement at § 3.1). The Settlement also states that it establishes no principles and, except as to those issues resolved by approval of this Settlement, shall not foreclose any party from making any contention in any future proceedings (id. at § 3.2).

The Settlement provides that the Settling Parties agree that the content of Settlement negotiations (including work papers and documents produced in connection with the Settlement) are confidential (id. at § 3.3). The Settlement also states that all offers of settlement are without prejudice to the position of any party or participant presenting such offer or participating in such discussion (id.). The Settlement provides that the content of settlement negotiations are not to be used in any manner with these or other proceedings involving the parties to this Settlement (id.).

The Settlement provides that its provisions are not severable (id. at § 3.4). Should the Department not approve the Settlement in its entirety by December 30, 2005, the Settlement states that it shall be deemed withdrawn and not constitute any part of the record in this proceeding or be used for any other purpose (id. at § 3.5).

III.	STANDARD OF REVIEW

In assessing the reasonableness of an offer of settlement, the Department reviews all available information to ensure that the settlement is consistent with Department precedent and the public interest. Fall River Gas Company, D.P.U. 96-60 (1996); Essex County Gas Company, D.P.U. 96-70 (1996); Boston Edison Company, D.P.U. 92-130-D, at 5 (1996); Bay State Gas Company, D.P.U. 95-104, at 14-15 (1995); Boston Edison Company,

D.T.E. 05-85	Page 16

D.P.U. 88-28/88-48/89-100, at 9 (1989). A settlement among the parties does not relieve the Department of its statutory obligation to conclude its investigation with a finding that a just and reasonable outcome will result. D.P.U. 95-104, at 15; D.P.U. 88-28/88-48/89-100, at 9.

It is well established that the Department’s goals for utility rate structure are efficiency, simplicity, continuity, fairness, and earnings stability. D.P.U. 95-104, at 15; Bay State Gas Company, D.P.U. 92-111, at 283 (1992); see also Massachusetts Electric Company, D.P.U. 95-40, at 144-45 (1995). The Department has previously accepted settlements which include cost allocation and/or rate design when such settlements were consistent with the Department’s goals. D.P.U. 96-60; D.P.U. 96-70; D.P.U. 95-104, at 15; Massachusetts Electric Company, D.P.U. 91-52 (1991).

IV.	POSITION OF THE COMMENTERS

A.	Settling Parties

The Settling Parties assert the Settlement was filed in order to provide ratepayers with some immediate relief from rising energy prices and with long-term price stability (Transmittal Letter dated December 6, 2005, at 1-2). They also assert the Settlement will avoid a time-consuming and costly rate proceeding (id. at 4; Settlement at 2). The Settling Parties state the Settlement is in the best interests of the ratepayers, including new initiatives for procuring basic/default service, an arrearage forgiveness program for low-income customers, capital improvements, and improvements in service quality (Transmittal Letter dated December 6, 2005, at 4).

D.T.E. 05-85	Page 17

B.	Conservation Law Foundation

Conservation Law Foundation (“CLF”) filed comments, expressing concern as to the procurement of basic/default service (CLF Comments at 1). CLF refers to previous comments it has filed with the Department discussing long-term contracting by basic service providers as being critical to the financing of renewable energy projects and playing a critical role in meeting the obligations of basic service providers under the Renewable Portfolio Standard (id.). CLF is particularly concerned that the Settlement leaves open the possibility of longer and different contracting arrangements (id.). CLF seeks clarification that all interested parties will be involved in further developments of these contracting arrangements (id.).

C.	Cape Light Compact

The Cape Light Compact (the “Compact”) filed a petition to intervene, alleging among other things that the Settlement is not in the public interest. The Compact contends that the Settlement postpones a general rate case, which is both long overdue and necessary to update and rationalize the Companies’ rates (Compact Petition at ¶ 18, citing D.T.E. 03-121, at 56 (2004) (dissent of Commissioner Manning)). In addition, the Compact asserts that the rate relief and long-term price stability claimed by the Settling Parties is illusory because annual increases in distribution rates would be hidden by decreases in Commonwealth’s transition charges, which would be deferred and then later recovered with extremely high interest rates (id. at ¶ ¶ 9, 19-20). The Compact argues that extending the recovery of transition charges at an inflated interest rate is contrary to the intent of the Restructuring Act, is a poor deal for ratepayers and delays the implementation of a deregulated competitive electricity market (id.

D.T.E. 05-85	Page 18

at ¶ 22). The Compact states that the 10.88 percent interest rate applicable to the transition charge deferrals is much higher than NSTAR Electric’s cost of capital and is extraordinarily high by current standards, including the U.S. Treasury securities’ rate of return, which currently range between 4.41 and 4.72 percent (id. at ¶ 23).

The Compact opposes the Settlement because if the Companies are acquired by a third party, they may terminate the Settlement without cause (id. at ¶ 20). The Compact argues the Settlement drastically reduces regulatory oversight, allowing annual distribution rate increases without the need to justify them with sufficient evidence (id. at ¶ 21). The Compact contends that arrearage programs for low-income customers should be resolved in the context of the generic proceeding already pending before the Department (id. at ¶ 24). The Compact asserts that the Settlement requires the ratepayers to fund services that are already part of NSTAR Electric’s obligations as a regulated distribution company (e.g., removal of double poles and prevention of stray voltage) (id. at ¶ 26). The Compact further asserts that the Settlement will maintain Commonwealth’s default service adjustment tariff, which “directly harms the Compact and results in imposition of an unwarranted multi-million dollar penalty on all customers within the Compact’s municipal aggregation program” (id. at ¶ 14). The Compact also argues that the Settlement does not confirm the continued exemption to on-site renewable generation from Commonwealth’s stand-by distribution charges (id. at ¶ 15).

The Compact particularly opposes the Settlement’s procurement provisions for default service, asserting that it will affect the Compact’s ability to continue successfully its municipal aggregation competitive supply program (id. at ¶ 13). The Compact claims that the proposed

D.T.E. 05-85	Page 19

procurement changes will not result in lower default service prices for Commonwealth’s customers (id.). More importantly, the changes “would inappropriately allow Commonwealth to offer a residential retail generation service product (i.e., a price stabilized product) that should instead be available only in the competitive marketplace, either through the Compact’s municipal aggregation program or directly by competitive suppliers” (id. at ¶ ¶ 13, 28).

D.	Constellation Energy Commodities Group, Inc.

Constellation Energy Commodities Group, Inc. (“Constellation Energy”), a wholesale supplier of power to distribution companies in Massachusetts, New England and throughout the United States, petitioned to intervene and filed comments (Constellation Energy Comments at 1). Constellation Energy opposes sections 2.32 through 2.36 of the Settlement on the grounds that adoption of these provisions could have significant long-term and unintended impacts on the wholesale market with respect to price, structure and necessary investment, which will profoundly affect Constellation Energy (id. at 1-2).12 Constellation Energy contends that these wholesale issues fall outside the scope of the Department’s jurisdiction and have been and continue to be addressed at ISO-NE and the FERC (id. at 2). In addition, Constellation Energy asserts there is no public policy reason to incentivize or reward NSTAR Electric for litigation or actions it is already pursing relative to market inefficiency costs (id.).

E.	The Energy Consortium

TEC, which is a non-profit association of large commercial, industrial, and institutional energy users in Massachusetts, filed a conditional petition to intervene and comments.

[12]	See above at 13-14 (discussing sections 2.32 - 2.36 of Settlement).

D.T.E. 05-85	Page 20

Although TEC does not oppose approval of the Settlement, it is concerned that the Settlement was reached without meaningful input from a number of stakeholders, including suppliers and large commercial and industrial (“C&I”) customers (TEC Comments at 1). TEC contends that the Settlement results in a missed opportunity for a litigated examination of such issues as NSTAR Electric’s allocated cost of providing standby service, the Companies’ rates of return, and the Companies’ allocated cost of service to any customer class (id. at 2). In addition, TEC asserts that the exclusion of significant stakeholder input has precluded the opportunity to examine reliability problems, market inefficiencies, and high-cost load pockets (id.). According to TEC, the Settlement offers only vague representations on such important issues as: costs of energy, capacity reserves, operating reserves, transmission constraints, and unnecessary RMR contracts (id.). TEC states that the small C&I class should be considered for long-term purchases of basic service supplies (id. at 3). TEC recommends that the Department’s order make clear that approval of the Settlement does not constitute approval of the reclassification of Cambridge’s 13.8 kV facilities from transmission to distribution facilities and does not restrict the recovery of costs and interest for certain transmission costs, which is at issue in a separate docket, NSTAR Electric, D.T.E. 04-114/03-118 (id.). Finally, TEC suggests that the Department should order the Companies to confer with TEC and other stakeholders with respect to future merger and rate design issues (id.).

F.	President and Fellows of Harvard College and the Massachusetts Institute of Technology

The President and Fellows of Harvard College (“Harvard”) and the Massachusetts Institute of Technology (“MIT”), both of which are non-profit educational institutions located

D.T.E. 05-85	Page 21

in Cambridge, Massachusetts, filed nearly identical petitions to intervene and comments. They both support the following provisions of the Settlement: (a) the January 1, 2006 reduction in transition charges and (b) the implementation of a low-income arrearage management program, and expansion of the storm fund (Harvard/MIT Comments at 1-2). Harvard and MIT urge the Department to affirm in an order approving the Settlement, however, that the merits of a merger cannot be determined until NSTAR Electric files for approval of the merger and demonstrates that it has met the Department’s public interest standard (id. at 2). In addition, they ask that the Department order the Companies to discuss issues related to the merger of the NSTAR distribution companies with all appropriate parties, including those who participated in the prior NSTAR merger proceeding, D.T.E. 99-19, and prior rate proceedings (id. at 2, 6). They suggest that consolidated, post-merger rates should be approved after a full base rate proceeding to address the appropriate allocation of revenues among the service territories and customer classes, including an examination of time-of-use rates, demand response options, customer self-side generation and standby rates (id. at 6-7). They further recommend that, in the merger proceeding, the Department review the underlying cost information to establish the revenue requirement for each subsidiary, incorporate the merger-related savings, and ensure that rates are properly designed (id. at 7). They contend that the Companies should collaborate with customers to identify areas and implement actions where system reliability could be improved and maintained by customer-side initiatives (id. at 8). They ask that the Department make clear that any approval of the Settlement does not constitute tacit preapproval of the reclassification of Cambridge’s 13.8 kV facilities (id.). Finally, they request that the

D.T.E. 05-85	Page 22

Department ensure strict future compliance with the statutory limitations on costs that can be recovered through the transition charge (id. at 9).

G.	ISO-New England Inc.

ISO-New England Inc. (“ISO-NE”) filed a petition to intervene, asserting that it is responsible for the day-to-day operation of New England’s bulk generation and transmission system, under authority granted by FERC (ISO-NE Petition to Intervene at ¶ 1). ISO-NE contends that it is uniquely able to address the wholesale market issues and the extent (if any) to which NSTAR Electric’s efforts result in efficiency improvements as addressed in section 2.32 of the Settlement (id. at ¶ 4).13 ISO-NE maintains that its participation in this proceeding will help ensure the development of a comprehensive record, while affording ISO-NE the opportunity to maximize its ability to fulfill its obligations (id. at ¶ 6).

H.	National Energy Marketers Association

National Energy Marketers Association (“NEM”) is a national, non-profit trade association representing wholesale and retail marketers of natural gas, electricity, as well as energy and financial related products and services throughout the United States, Canada and the European Union (NEM Comments at 1, n.1). NEM recommends rejection of the proposed electric procurement proposal at section 2.21 of the Settlement14 on the grounds that, by staggering procurements over three years, ratepayers will not become educated consumers

[13]	See above at 13 (discussing section 2.32 of Settlement).

[14]	See above at 9 (discussing section 2.21 of Settlement).

D.T.E. 05-85	Page 23

responding to meaningful price signals (id. at 2).15 NEM maintains that mandating a three-year commitment for a quarter of the supply is also likely to artificially inflate prices due to the lack of liquidity to hedge supply in the last half of the contract (id.). NEM asserts that it also will exacerbate the ongoing credit crisis, significantly increasing energy costs and reducing competition simultaneously (id.). NEM further argues that this market structure and three-year contract terms will insulate the retail price from market movements in as much as three-quarters of supply will always be locked in (id.). NEM maintains that, as a result, a retail boom will be created when the forward market drops below the “locked in” NSTAR Electric rate, and a retail bust will be created when the forward market increases above the “locked in” NSTAR Electric rate (id. at 2-3). NEM contends that this could severely inhibit consumer migration to competitive supply in the NSTAR electric service territory (id. at 3).

NEM also recommends that the Department reject section 2.22 of the Settlement (id.).16 NEM asserts that fixed price commodity offerings are products that should be offered by the competitive market place, and that such an offering by a regulated utility undermines any semblance of objective competitive neutrality (id.).

[15]	In their petitions to intervene, competitive suppliers Constellation NewEnergy, Inc., Direct Energy Services, LLC, and Dominion Retail, Inc., argue that modifications to the current procurement of basic service would adversely affect them.

[16]	See above at 9 (discussing section 2.22 of Settlement).

D.T.E. 05-85	Page 24

I.	The Companies’ Reply Comments

The Companies responded to the comments filed in this proceeding, asserting that none of those comments refutes the fact that the Settlement is reasonable, will result in just and reasonable rates, and is in the public interest (Companies’ Reply Comments at 2). Regarding TEC, the Companies note that TEC does not oppose Department approval of the Settlement, and that TEC acknowledges that the Settlement will ameliorate the current high prices of electricity and will address low-income arrearages and service quality issues (id. at 6). The Companies do acknowledge TEC’s concerns with the tight time frames for settlement negotiations, but state that the Settling Parties simply ran out of time if the customer savings were to be implemented on January 1, 2006 (id. at 7). The Companies maintain that the substantive issues for which TEC has indicated concern are generally either not addressed in the Settlement or not finally resolved (id.). The Companies assert, for example, that issues relating to rate design will require future regulatory filings with the Department, and nothing in the Settlement prejudices TEC’s rights or requires any particular outcome (id.).

The Companies also note that Harvard and MIT do not oppose Department approval of the Settlement (id. at 7-8). Regarding Harvard and MIT’s request that there should be adequate regulatory review and rights for public participation in future proceedings contemplated by the Settlement, the Companies contend that no substantive or procedural rights on such issues are prejudiced by approval of the Settlement (id. at 8). The Companies maintain that Harvard and MIT’s concerns about future issues or proceedings will be decided in due course in accordance with established regulatory procedures (id.).

D.T.E. 05-85	Page 25

Regarding NEM’s objection to the Settlement provisions pertaining to the procurement of basic/default service supply (Settlement at § 2.21) and the development of a fixed-price gas service for residential and small commercial default service customers (Settlement at § 2.22), the Companies argue that NEM’s position is without merit (id.). The Companies assert that these provisions are reasonable and provide benefits to customers (id. at 9). Regarding the procurement provision, the Companies contend that the laddering of procurements for basic/default service decreases price volatility because it blends the market price offered over several supply solicitations (id., citing Exh. DTE-3-18). The Companies assert that this strategy as described in section 2.21 of the Settlement is designed to enhance the customer benefit of providing greater price stability (id.).

The Companies maintain that a fixed-price option for residential and small commercial gas customers provides similar benefits (id. at 9). The Companies assert that this provision of the Settlement is necessitated by the competitive market’s failure to succeed in offering such an option for these customer classes (id.). On NEM’s complaint that NSTAR Gas not offer this service as a regulated utility, the Companies argue that NSTAR Gas makes no money in providing default service, and that the fixed-price option is nothing more than a rate design option that will be offered to eligible default service customers (id.).

The Companies further contend that Constellation Energy’s opposition to the Settlement provisions providing for an incentive mechanism if NSTAR Electric is successful in efforts to advocate on behalf of customers relating to market structure and efficiencies (Settlement §§ 2.32 through 2.36) is without merit (id. at 10). The Companies assert that these provisions

D.T.E. 05-85	Page 26

of the Settlement do not supersede the Department’s jurisdiction because they do not ask the Department to decide matters under the jurisdiction of FERC (id.). The Companies maintain that those provisions deal only with the possible retail rate recovery and the sharing of savings resulting from actions taken by NSTAR Electric (id.). The Companies state that those provisions do not ask the Department to endorse particular positions taken by NSTAR Electric or bind the Department regarding any positions that the Department may take before FERC or other forums (id.). The Companies argue that providing reasonable cost recovery and incentive mechanisms for successful advocacy that benefits customers is in the public interest, and is an appropriate response to an electricity market that is saddling customers with unnecessary costs and is in need of significant structural improvements (id. at 10-11).

Regarding the Compact’s opposition to the Settlement, the Companies argue that the Compact’s comments are without merit and ill-serve customers that the Compact purports to represent (id. at 11). The Companies assert that the Compact’s desire to delay approval would inevitably result in adjudication of four rates cases and higher rates for the customers of NSTAR Electric and NSTAR Gas (id.). The Companies contend that the terms of the Settlement are significantly more advantageous to customers than the outcome of litigated cases (id. at 11-12). The Companies state that if the Settlement is not approved by December 30, 2005, it is deemed withdrawn (Settlement at § 3.5), and the Companies will have no choice but to seek the $89.3 million rate increase (id. at 12).

The Companies maintain that the Compact is wrong in its claims that the rate reduction for NSTAR Electric is really a rate increase and that the long-term price stability is illusory

D.T.E. 05-85	Page 27

(id. at 14). The Companies state that, under the Settlement, NSTAR Electric will collect $30 million in distribution revenues on May 1, 2006, and that rates to NSTAR Electric customers will be decreased through a $50 million reduction in revenues for transition charges (id.). The Companies cite to Cambridge/Commonwealth et al., D.P.U./D.T.E. 97-111, at 27 (1998) for the proposition that this type of mechanism results in “rate reductions” (id.). The Companies further contend that the Compact is incorrect that deferrals will accumulate and be collected through rate increases in 2012 (id.). The Companies assert that customers’ rates will be stable because the additional distribution revenues will be offset in full by the reduced transition charges with no projected deferrals at the end of the term of the rate plan (id. at 15, citing Exh. NSTAR-2 (Settlement) at 4).

The Companies further assert that the Restructuring Act does not prohibit deferrals of the recovery of transition costs (id. at 16). The Companies contend that the Department has explicitly considered the issue and has so ruled (id., citing D.P.U./D.T.E. 97-111, at 37). The Companies further assert that the Compact misunderstands the derivation of the 10.88 percent carrying charge provided in the Settlement (id.). The Companies state that the 10.88 percent carrying charge was based on an implicit return on equity of 7.99 percent (citing D.T.E. 03-47-A at 33, 34), which is much lower than the proposed rate case return on equity of 11.5 percent (id. citing Exh. NSTAR Electric-PRM-1).

The Companies contend that the Compact’s objection to the fact that the costs incurred by the Companies to implement the AFP are treated like other costs is without merit (id. at 17). The Companies assert that the costs to provide the AFP are no different from costs to

D.T.E. 05-85	Page 28

subsidize low-income rates, the costs of energy efficiency or other worthwhile programs mandated by law or Department policy (id.).

The Companies argue that the Compact’s claim that NSTAR Electric customers will have to pay twice for the safety and reliability programs listed in section 2.26 of the Settlement is unfounded (id.). The Companies maintain that the Settlement directly addresses this issue because only the incremental costs associated with these programs are eligible for recovery (id.). The Companies also point out that section 3.8 of the Settlement specifically prohibits any form of double recovery (id. at 17-18).

The Companies contend that the Compact misses the point concerning the basic service/default service supply procurement provision of the Settlement (id.). The Companies maintain that the intent of the laddered procurement strategy with longer-term contracts is not necessarily to reduce costs, but rather, to reduce rate volatility (id.).

V.	ANALYSIS AND FINDINGS

Department authority to consider and approve distribution rates through agreed settlements derives from statute: G.L. c. 164, §§ 76, 93, 94. Rates and related service quality matters approved under this broad discretionary authority must perforce conform to the requirements of statute, i.e., must be “just and reasonable” and “in the public interest” in order to warrant Department approval. Regulatory requirements develop over time and adapt to economic circumstances. See American Hoechest Corporation v. Department of Public Utilities, 379 Mass. 408, 411, 412, 413 (1980) (Department is free to select or reject particular method of regulation as long as choice is not confiscatory or otherwise illegal). As the

D.T.E. 05-85	Page 29

Department has itself recognized, a regulatory agency’s approval of any particular rate plan, whether presented by petition or by settlement motion, cannot trump the requirements of statute. Eastern Enterprises/Essex County Gas Company Merger, D.T.E. 98-27, at 14 (1998) (“Approval of the Rate Plan does not–indeed, cannot–contradict the grant of authority made by § 93” to the Attorney General, the mayor of a city, the selectmen of a town, 20 customers, or the Department itself sua sponte). See Massachusetts Electric Company/Eastern Edison Company Merger, D.T.E. 99-47, at 18-20 (2000), and the cases therein cited on the “public interest” as “the controlling consideration of the [D]epartment’s statutory regulatory powers.” The Department is, subject to judicial oversight under G.L. c. 25, § 5, the judge of what Chapter 164 requires of it. While the Department neither would nor should lightly disturb matters established by a settlement approved or a petition allowed, the public interest requirement of Chapter 164 remains paramount. Matters so established remain, at least in principle–and, if need be, in fact–subject to such future adjustment as the public interest may require.17 The Department has no authority to impair or ignore its own statutory authority or obligations, whether by adjudication or by settlement-approval. The Settling Parties unmistakably recognize and unequivocally endorse this fundamental legal concept: section 3.9 of the Settlement reiterates, specifically with respect to the Attorney General’s powers and

[17]	This point, first stated in Essex Gas Merger, is made again in several recent rate/merger cases: Boston Gas Company, d/b/a KeySpan Energy Delivery, D.T.E. 03-40, at 497 n. 263 (2003) (“Statute, of course, governs and, where need be, supercedes any regulatory arrangement prescribed by the Department”); NIPSCo/Bay State Gas Company Merger, D.T.E. 98-31, at 18 (1998); Eastern Enterprises/Colonial Gas Company Merger, D.T.E. 98-128, at 56-57 (1999).

D.T.E. 05-85	Page 30

duties under § 93, what the Department had previously held about its own and others’ statutory powers and duties in Essex Gas Merger, D.T.E. 98-27, at 14 (no action of the Department can contradict § 93). What is true of § 93 is true of the rest of Chapter 164: that much is axiomatic.

Allowing a settlement that departs in some particular from an enunciated Department policy may occur where so to allow can accommodate the greater good of resolving multiple issues; but no settlement proposal or action of an agency accepting such a settlement can oust that agency from its statutory authority or obligation to promote the public interest. This is true even where, as here, an excursion from established practice is countenanced in the case of the holding on deferrals in Peak Cost of Gas Adjustment, D.T.E. 05-GAF-P1, et al., at 6 (2005). The corollary is also true. In this regard, we note that certain subject matters now sub judice are touched upon by the Settlement: for example, Request for Comments on the Procurement of Default Service Power Supply for Residential and Small Commercial and Industrial Customers, D.T.E. 04-115; Service Quality Guidelines, D.T.E. 04-116; and Arrearage Management Plans, D.T.E. 05-86. The Settlement contains constructive notions that may be useful in certain of the decisions to be rendered in those dockets; but allowing the Settlement does not prejudge or predetermine the outcomes in the afore-mentioned or other open or future investigations. Moreover, although, as we have noted, we would not lightly disturb a settled matter, allowance of a settlement cannot delimit what statute grants and implies by way of the Department’s authority and obligation to pursue the public interest in

D.T.E. 05-85	Page 31

seeing that ratepayers receive the services their rates entitle them to from any jurisdictional, Chapter 164 utility.

The Department has evaluated the provisions of the Settlement based on the information submitted by the Settling Parties in testimony, attachments, schedules and responses to information requests issued by the Department, in addition to the comments submitted in this proceeding. Although the Settlement has encountered some opposition,18 it is nevertheless supported by several parties representing a broad range of interests including residential, low-income, and business customers. The Department finds that the evidence supports a finding that the Settlement, taken as a whole, balances the competing goals of allocating costs while maintaining rate structure principles of efficiency, simplicity, continuity, fairness, and earnings stability. The Department further finds that the resulting rates are just and reasonable and that the Settlement is consistent with the public interest. Accordingly, as discussed further below, the Settlement is approved.

With respect to sections 2.32 through 2.36 of the Settlement, the Department interprets these sections to apply only to prospective initiatives undertaken from the date of this Order. Consistent with FERC’s jurisdiction over electric markets, Department approval will be required of the Settlement implementation over, by way of example rather than limitation, the initiatives to be taken, the benefits realized and cost recovery, none of which are discussed in

[18]	The Settlement is opposed by the Compact in general and by CLF, Constellation Energy, Harvard, MIT, ISO-NE, NEM and Dominion Retail, Inc., as to certain provisions.

D.T.E. 05-85	Page 32

any detail in the Settlement (City of Boston Tr. at 19). In particular, the Department will determine, alone or in conjunction with ISO-NE, whether and to what extent the efforts of NSTAR Electric serve to mitigate market inefficiencies.

The Department interprets section 2.20 of the Settlement to be contingent upon approval of the NSTAR Electric merger, at which time the storm fund would be available for BECo, Cambridge and Commonwealth.

As the Companies contend that the Settlement is a substitute for a base rate proceeding, the Department orders NSTAR Electric in its filing for distribution rates effective May 1, 2006 to remove the low-income discount from base rates and, instead, recover it through NSTAR Electric’s RAAF. Low-Income Discount Participation Rate, D.T.E. 01-106-C/D.T.E. 05-55/D.T.E. 05-56 (2005). In its PBR filing, NSTAR Gas shall remove the low-income discount from base rates and recover it through the Local Distribution Adjustment Factor, as contemplated by Bay State Gas Company, D.T.E. 05-27, at 342 (2005), which was issued before the Settlement was filed.

With the approval of the Settlement, the Companies are to file new tariffs to be effective January 1, 2006, in place of the illustrative tariffs submitted with their initial filing. The Department directs that the Companies make such a compliance filing within five (5) days of the date of this Order. The Department notes that revisions to these illustrative tariffs are required in two areas. First, revisions to BECo’s tariff for electric service to the Massachusetts Water Resources Authority (Rate WR) are required consistent with Exhibit DTE-3-8. Second, revisions to the Companies’ tariffs for Residential Assistance are required

D.T.E. 05-85	Page 33

to be consistent with the eligibility criteria provided in the recently enacted legislation at St. 2005, c. 140, §§ 11, 12. Finally, in its filing for rates effective May 1, 2006, NSTAR Electric shall revise its tariffs for standby delivery service and supplemental delivery service consistent with Exhibit DTE-3-3.

Taking the Settlement as a whole, the Department concludes that the Settlement, on balance, is consistent with both applicable law and the public interest and results in just and reasonable rates because it represents a reasonable resolution of the many issues in this proceeding. NSTAR Electric Company, D.T.E. 03-121, at 49 (2004).19

VI.	ORDER

Accordingly, after review, public hearing and consideration, it is

ORDERED: That the Joint Motion for Approval of Settlement Agreement, submitted by Boston Edison Company, Cambridge Electric Light Company, Commonwealth Electric Company, NSTAR Gas Company, the Attorney General of the Commonwealth of Massachusetts, the Associated Industries of Massachusetts, and the Low-Income Energy Affordability Network on December 6, 2005, is ALLOWED and the Settlement Agreement is therefore APPROVED; and it is

[19]	As the Department has noted in the past, the Settlement’s confidentiality provision set out at section 3.3 does not bind the Department or preclude its inquiry as events may warrant. Cambridge Electric Light Company/Commonwealth Electric Company, D.T.E. 04-114/03-118, at 6 n.4 (2005); Boston Edison Company, D.T.E. 03-117-A (Phase II) at 5. n.6 (2004). To the extent that the parties intend the assertion of confidentiality to be a motion for protective treatment, it is premature.

D.T.E. 05-85	Page 34

FURTHER ORDERED: That Boston Edison Company, Cambridge Electric Light Company, Commonwealth Electric Company, and NSTAR Gas Company shall file new schedules of rates and charges as required by this Order; and it is

FURTHER ORDERED: That Boston Edison Company, Cambridge Electric Light Company, Commonwealth Electric Company, and NSTAR Gas Company shall follow all other directives contained in this Order.

By Order of the Department,

/s/
Paul G. Afonso, Chairman

/s/
James Connelly, Commissioner

/s/
W. Robert Keating, Commissioner

/s/
Judith F. Judson, Commissioner

/s/
Brian Paul Golden, Commissioner

D.T.E. 05-85	Page 35

An appeal as to matters of law from any final decision, order or ruling of the Commission may be taken to the Supreme Judicial Court by an aggrieved party in interest by the filing of a written petition praying that the Order of the Commission be modified or set aside in whole or in part. Such petition for appeal shall be filed with the Secretary of the Commission within twenty days after the date of service of the decision, order or ruling of the Commission, or within such further time as the Commission may allow upon request filed prior to the expiration of the twenty days after the date of service of said decision, order or ruling. Within ten days after such petition has been filed, the appealing party shall enter the appeal in the Supreme Judicial Court sitting in Suffolk County by filing a copy thereof with the Clerk of said Court. G.L. c. 25, § 5.